EXHIBIT 99.3

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN OF REORGANIZATION. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------------------X
                                                        :
IN RE                                                   :    CHAPTER 11 CASE NO.
                                                        :
HEADWAY CORPORATE RESOURCES, INC.,                      :      03-_____ (___)
                                                        :
                     DEBTOR.                            :
                                                        :
--------------------------------------------------------X





                DISCLOSURE STATEMENT RELATING TO DEBTOR'S PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------










WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtor and
    Debtor In Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000


Dated:      July 1, 2003

                                TABLE OF CONTENTS

                                                                                                                        PAGE

I.         DESCRIPTION OF THE BUSINESS....................................................................................5

           A.        General..............................................................................................5

           B.        Locations; Competition...............................................................................5

           C.        Common Stock Traded on American Stock Exchange.......................................................6

II.        KEY EVENTS LEADING TO THE SOLICITATION AND DECISION
           TO COMMENCE A VOLUNTARY CHAPTER 11 REORGANIZATION CASE.........................................................6

III.       ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE..................................................................8

           A.        Chapter 11 Financing.................................................................................8

           B.        Confirmation Hearing.................................................................................8

IV.        THE PLAN OF REORGANIZATION.....................................................................................8

           A.        Introduction.........................................................................................8

           B.        Classification and Treatment of Claims and Equity Interests Under
                     the Plan of Reorganization...........................................................................9

           C.        Securities to Be Issued Pursuant to the Plan of Reorganization......................................15

           D.        Means of Implementation of the Plan of Reorganization...............................................18

           E.        Provisions Governing Distributions..................................................................19

           F.        Procedures for Treating Disputed Claims Under Plan of Reorganization................................22

           G.        Provisions Governing Executory Contracts and Unexpired Leases.......................................23

           H.        Conditions Precedent to Consummation Date...........................................................25

           I.        Effect of Confirmation..............................................................................25

           J.        Waiver of Claims....................................................................................28

           K.        Retention of Jurisdiction...........................................................................28

           L.        Miscellaneous Provisions............................................................................29

V.         PROJECTIONS AND VALUATION ANALYSIS............................................................................31

           A.        Consolidated Condensed Projected Financial Statements...............................................31

           B.        Valuation...........................................................................................41

VI.        CERTAIN FACTORS AFFECTING HEADWAY.............................................................................41

           A.        Certain Bankruptcy Law Considerations...............................................................41


                                       i

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                        PAGE

           B.        Factors Affecting the Value of the Securities  to be Issued Under
                     the Plan of Reorganization..........................................................................42

           C.        Certain Tax Matters.................................................................................44

           D.        Pending Litigation or Demands Asserting Prepetition Liability.......................................44

VII.       VOTING PROCEDURES AND REQUIREMENTS............................................................................44

           A.        Voting Deadline.....................................................................................44

           B.        Holders of Claims and Equity Interests Entitled to Vote.............................................45

           C.        Vote Required for Acceptance by a Class.............................................................45

           D.        Voting Procedures...................................................................................46

VIII.      CONFIRMATION OF THE PLAN OF REORGANIZATION....................................................................47

           A.        Confirmation Hearing................................................................................47

           B.        Requirements for Confirmation of the Plan of Reorganization.........................................47

IX.        FINANCIAL INFORMATION.........................................................................................54

           A.        General.............................................................................................54

           B.        Selected Financial Data.............................................................................55

           C.        Management's Discussion and Analysis of Financial  Condition and Results of Operations..............55

           D.        Recent Performance..................................................................................55

X.         ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION...................................55

           A.        Liquidation Under Chapter 7.........................................................................55

           B.        Alternative Plan of Reorganization..................................................................56

XI.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES  OF THE PLAN OF REORGANIZATION........................................56

           A.        Consequences to Headway.............................................................................57

XII.       CONCLUSION....................................................................................................61


                                  INTRODUCTION

                            IMPORTANT -- PLEASE READ

                Headway Corporate Resources, Inc. ("Headway") is soliciting acceptances of the "pre-arranged" chapter 11 plan of reorganization (the "Plan of Reorganization") attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan of Reorganization to be confirmed by the Bankruptcy Court. Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to such terms in the Plan of Reorganization.

                WHO IS ENTITLED TO VOTE: The holders of Secured Credit Agreement Claims and the holders of Old Senior Subordinated Note Claims, are entitled to vote on the Plan of Reorganization. Holders of (i) General Unsecured Claims,
(ii) Old Preferred Stock Interests, (iii) Old Common Stock Interests and (iv) Old Warrants are deemed to reject the Plan of Reorganization and are not entitled to vote to accept or reject the Plan of Reorganization.

                Headway is commencing this solicitation after extensive discussions with the Lenders and the holders of Old Senior Subordinated Note Claims. The Lenders have been represented by O'Melveny & Myers LLP, as legal advisors, and FTI Consulting, as financial advisors. Headway has entered into the Lender Lock Up Agreement, dated as of June 30, 2003, with each of the Lenders. Pursuant to the terms and conditions of the Lender Lock Up Agreement, and subject to the approval of the Disclosure Statement by the Bankruptcy Court, each of the Lenders has agreed to vote to accept the Plan of Reorganization.

                GarMark Partners, L.P., one of the holders of Old Senior Subordinated Notes has been represented by Swidler Berlin Shereff Friedman, LLP, as legal advisors. Headway has entered into the Sub Debt Lock Up Agreement, dated as of June 30, 2003, with each of the holders of Old Senior Subordinated Notes. Pursuant to the terms and conditions of the Sub Debt Lock Up Agreement, and subject to the approval of the Disclosure Statement by the Bankruptcy Court, each of the holders of Old Senior Subordinated Note Claims has agreed to vote to accept the Plan of Reorganization.

                Headway's legal advisors are Weil, Gotshal & Manges LLP; its financial advisors are Carl Marks Consulting Group LLC. They can be contacted at:

          Weil, Gotshal & Manges LLP             Carl Marks Consulting Group LLC
          767 Fifth Avenue                       135 East 57th Street
          New York, NY  10153                    New York, NY  10022
          (212) 310-8000                         (212) 909-8400
          Attn:  Jeffrey L. Tanenbaum, Esq.      Attn:  Anthony Accordino

                The following table summarizes the treatment for creditors and shareholders under the Plan of Reorganization. For a complete explanation, please refer to the discussion in Section IV below, entitled "THE PLAN OF REORGANIZATION" and to the Plan of Reorganization itself.

------------ ---------------------------------------------------- ----------------------------------------- -------------------
   CLASS                         DESCRIPTION                                     TREATMENT                  ESTIMATED RECOVERY
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     1       Priority Non-Tax Claims                              Unimpaired                                       100%
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     2       Secured Credit Agreement Claims                      Impaired                                        33.4%
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     3       Other Secured Claims                                 Unimpaired                                       100%
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     4       Old Senior Subordinated Note Claims                  Impaired                                         7.8%
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     5       General Unsecured Claims                             No Distribution; deemed to reject the
                                                                  Plan of Reorganization                            -
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     6       Old Preferred Stock Interests                        No Distribution; deemed to reject the
                                                                  Plan of Reorganization                            -
------------ ---------------------------------------------------- ----------------------------------------- -------------------
     7       Old Common Stock Interests                           No Distribution; deemed to reject the
                                                                  Plan of Reorganization                            -

------------ ---------------------------------------------------- ----------------------------------------- -------------------
     8       Old Warrants                                         No Distribution; deemed to reject the
                                                                  Plan of Reorganization                            -
------------ ---------------------------------------------------- ----------------------------------------- -------------------


                For detailed historical and projected financial information and financial estimates, see Section V below, entitled "PROJECTIONS AND VALUATION ANALYSIS." ADDITIONAL FINANCIAL INFORMATION IS CONTAINED IN HEADWAY'S MOST RECENT ANNUAL REPORTS ON FORM 10-K AND FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2003, ATTACHED AS EXHIBITS 2, 3 AND 4, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT.

SUMMARY OF VOTING PROCEDURES

                To be counted your vote must be received, pursuant to the following instructions, by Headway's Voting Agent at the following address, before the Voting Deadline of 5:00 p.m. (Eastern Time) on [Insert Date], 2003:

                                          WEIL, GOTSHAL & MANGES LLP
                                          767 FIFTH AVENUE
                                          NEW YORK, NEW YORK  10153
                                          ATTN:  TAL SAPEIKA

                                          TEL (212) 310-8000
                                          FAX (212)310-8007

1. IF YOU ARE, AS OF THE JULY 1, 2003 RECORD DATE, THE OWNER OF SECURED CREDIT AGREEMENT CLAIMS (CLASS 2):

     Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

2. IF YOU ARE, AS OF THE JULY 1, 2003 RECORD DATE, THE OWNER OF OLD SENIOR SUBORDINATED NOTE CLAIMS (CLASS 4):

     Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

                                      * * *

                For detailed voting instructions, see SectionVII below, entitled "VOTING PROCEDURES AND REQUIREMENTS" and the instructions on your Ballot.

                                       I.

                           DESCRIPTION OF THE BUSINESS

A.         GENERAL

                Headway Corporate Resources, Inc., a holding company ("Headway"), and its wholly owned non-debtor operating subsidiaries (the "Subsidiaries and, together with Headway, the "Company"), are leading providers of staffing services to businesses in a variety of industries, including, financial services, media, entertainment, biotechnology, information technology and telecommunications. The Company established its human resource business through 20 acquisitions of staffing and professional services companies from 1996 through 1999.

                The Company's goal is to build a national human resource business focused on providing staffing services to the industries identified above. The Company's strategy for achieving this goal is to emphasize programs that generate internal growth and market penetration in the industries and geographical areas that the Company services.

                Headway has filed a chapter 11 petition in order to revise its capital structure, while minimizing the effects of the bankruptcy proceeding on its non-debtor operating Subsidiaries. Substantially all of the Company's trade and other ordinary course creditors are located at the Subsidiary level. Accordingly, Headway seeks a prompt confirmation of its consensual plan of reorganization and an expedited exit from chapter 11, resulting in the least amount of dislocation to the Company's business, employees and customers.

B.         LOCATIONS; COMPETITION

                Headquartered in New York City, the Company operates domestically from regional and local offices in, California, Connecticut, Florida, New York, North Carolina, Virginia and, until recently, Texas. Until recently, the Company was also a leading provider of executive search services to the financial services industry through its Whitney subsidiaries. In March 2003, the Company exited the executive search segment through a sale of the Whitney subsidiaries so that it could focus on its core staffing business.

                The staffing industry is intensely competitive and fragmented and has limited barriers to entry. The Company competes for employees and clients in national, regional, and local markets with full-service and specialized temporary staffing service businesses. A significant number of the Company's competitors have greater marketing, financial, and other resources and more established operations than the Company. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. Many of the Company's clients have relationships with more than one staffing service company. However, in recent years, an increasing number of companies have consolidated their staffing services purchases and entered into exclusive contracts with a single temporary staffing company or small number of temporary staffing companies. If current or potential clients enter into exclusive contracts with competitors of the Company, it will be difficult or impossible for the Company to obtain business from such clients. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins. However, the Company believes that its strategy of becoming a dominant provider in each of its markets will allow it to remain competitive in this environment.

C.         COMMON STOCK TRADED ON AMERICAN STOCK EXCHANGE

                Headway's common stock is currently traded on the American Stock Exchange under the symbol "HEA." Upon the Consummation Date, however, Headway will no longer be a public company. Pursuant to the Plan of Reorganization, Headway's common stock will be cancelled and the New Common Stock will not be listed on the American Stock Exchange or any other nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur.

                ADDITIONAL INFORMATION CONCERNING HEADWAY AND ITS SUBSIDIARIES' FINANCIAL CONDITION AND RESULTS OF OPERATIONS IS SET FORTH IN HEADWAY'S (I) ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDING DECEMBER 31, 2002, (II) ANNUAL REPORT ON FORM 10-K/A FOR THE PERIOD ENDING DECEMBER 31, 2002, AND (III) QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2003, COPIES OF WHICH ARE ANNEXED AS EXHIBITS 2, 3 AND 4, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT.

                                      II.

             KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO
              COMMENCE A VOLUNTARY CHAPTER 11 REORGANIZATION CASE

                Prior to 2001, the temporary employment service industry experienced significant growth in response to the changing work environment in the United States. Employers developed increasingly stringent criteria for permanent employees, while moving toward project-oriented temporary and contract hiring. These changes were the result of increasing automation that resulted in shorter technological cycles, and global competitive pressures. Many employers responded to these challenges by turning to temporary and contract personnel to keep personnel costs variable, achieve maximum flexibility, outsource highly specialized skills, and avoid the negative effects of layoffs.

                During this period of industry growth, the Company expanded its domestic and international operations through a number of key acquisitions funded, in the main, through its Old Credit Agreement. However, in 2001 and 2002 the temporary employment industry experienced a significant slowdown in demand in response to unfavorable conditions in the overall economy. Many companies initiated layoffs of both temporary and permanent workers, and implemented hiring freezes.

                As of June 30, 2003, $74,937,085.73 in aggregate principal amount, plus $1.6 million in letter of credit exposure, was outstanding under the Old Credit Agreement. The Old Credit Agreement expires on June 30, 2003 with all outstanding amounts then due. Substantially all assets of the Company have been pledged as collateral for the Old Credit Agreement. In December 2002, the Company amended the Old Credit Agreement and obtained a waiver of compliance with certain financial covenants, which the Company had failed as of that date, including maintenance of a minimum level of EBITDA and the requirement that the Company make a partial repayment of the loan if its accounts receivable are below a certain level. The amendment provided a waiver and reduced the amount of the monthly cash interest payment through March 31, 2003. The waiver expired on March 31, 2003 causing the Company to be in default of the Old Credit Agreement. On May 7, 2003, the waiver was renewed through May 31, 2003 and extended again to June 27, 2003.

                As of June 30, 2003, $10,000,000 in aggregate principal amount, plus $2,901,000 in accrued and unpaid interest, was outstanding under Headway's Senior Subordinated Notes and $20,000,000 in face amount of Headway's preferred stock was outstanding. The Senior Subordinated Notes are payable in March 2006 and originally bore interest at 12% per annum until March 2001, increasing to 14% per annum thereafter. In January 2001, the terms of the Senior Subordinated Notes were amended, including increasing the effective interest rate to 13% until March 2001 and 15% thereafter. In December 2002, the Company obtained a waiver of the events of default on the Senior Subordinated Notes and the preferred stock and the payment (but not the accrual) of interest and dividends from March 31, 2002 through June 30, 2003, or such earlier date on which indebtedness under the Old Credit Agreement is accelerated or the Lenders exercise any of their rights or remedies.

                As of March 31, 2003, the Company had a working capital deficit of approximately $58,749,000 compared to a working capital deficit of $55,252,000 at December 31, 2002. The deficiency was a direct result of the classification of the Old Credit Agreement and Senior Subordinated Notes as current liabilities.

                Prior to the Commencement Date, the Company entered into discussions with the Lenders and the holders of Old Senior Subordinated Notes concerning the restructuring of the Company's outstanding debt and equity. After extensive discussions with the Lenders and the holders of the Old Senior Subordinated Notes, the Company entered into (i) the Lender Lock Up Agreement with the Lenders and (ii) the Sub Debt Lock Up Agreement with the holders of the Old Senior Subordinated Notes. Pursuant to the terms and conditions of the Lender Lock Up Agreement and the Sub Debt Lock Up Agreement, each of the Lenders and holders of Old Senior Subordinated Notes, respectively, has agreed to vote to accept the Plan of Reorganization subject to the terms thereof, including the approval of the Disclosure Statement by the Bankruptcy Court.

                                      III.

                  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A.         CHAPTER 11 FINANCING

                Headway anticipates financing its case under chapter 11 of the Bankruptcy Code by obtaining an order of the Bankruptcy Court authorizing it to, among other things, use the Lenders' cash collateral.

B.         CONFIRMATION HEARING

                Headway anticipates that as soon as practicable after commencing its chapter 11 case, it will seek an order of the Bankruptcy Court scheduling a hearing to approve this Disclosure Statement and a hearing to consider confirmation of the Plan of Reorganization. Headway anticipates that notice of the Disclosure Statement hearing and the confirmation hearing will be published in The Wall Street Journal (National Edition), and will be mailed to all known holders of Claims and Equity Interests, at least 25 days before the date by which objections to the Disclosure Statement or confirmation, as the case may be, must be filed with the Bankruptcy Court. See Section VIII.A. below, entitled "CONFIRMATION OF THE PLAN -- Confirmation Hearing."

                                      IV.

                           THE PLAN OF REORGANIZATION

A.         INTRODUCTION

                The Plan of Reorganization provides for a major restructuring of Headway's financial obligations. In essence, the Plan of Reorganization (i) provides each holder of a Secured Credit Agreement Claim in the aggregate approximate principal amount of $74.9 million, including accrued and unpaid interest thereon through the Petition Date, with its Ratable Proportion of 100% of Headway's New Common Stock, subject to dilution by the New Convertible Subordinated Note, plus its Ratable Proportion of the notes in the aggregate principal amount of $26.6 million, including $1.6 million in letters of credit, to be issued pursuant to the New Credit Agreement and (ii) provides the holders of Old Senior Subordinated Notes with their Ratable Proportion of the New Convertible Subordinated Note. The New Credit Agreement, New Common Stock and New Convertible Subordinated Note are described in detail in subsection C below, entitled "Securities to Be Issued Pursuant to the Plan of Reorganization." The Plan of Reorganization also provides for Reorganized Headway to satisfy in full its Cash Collateral Obligations.

                As described in subsection IV.J. below, entitled "Effect of Confirmation -- Limited Release," the Plan of Reorganization provides certain parties with releases of all claims and causes of action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Consummation Date.

                The result of the restructuring will be a significant reduction of debt. Headway believes that the proposed restructuring will provide Headway with the necessary liquidity to fund essential capital expenditures and to compete effectively in today's business environment.

                Headway believes, and will demonstrate to the Bankruptcy Court, that creditors and shareholders will receive at least as much, if not more, in value under the Plan of Reorganization than they would receive in a liquidation case under chapter 7 of the Bankruptcy Code.

                The following is a non-technical discussion of the provisions of the Plan of Reorganization. The Plan of Reorganization is attached as Exhibit 1 to this Disclosure Statement. The terms of the Plan of Reorganization govern in the event there are any discrepancies in the following discussion.

B. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION

                One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Reorganization and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between Headway and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement.

                Because Headway is providing notice of the Commencement Date, the hearing to approve the Disclosure Statement and the Confirmation Hearing, to all holders of Claims, it does not intend to set a bar date by which holders of claims and equity interests must file proofs of claim and proofs of equity interest. The Plan of Reorganization contemplates that holders of General Unsecured Claims, such as trade vendor and other business claims, but excluding its Allowed Old Senior Subordinated Note Claims, shall not receive any distribution on account of their General Unsecured Claims. Few, if any, of the creditors of the Subsidiaries are creditors of the parent, Headway. Accordingly, Headway's filing of a chapter 11 petition will have little or no impact on the business relationship with such creditors of the Subsidiaries.

                The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified.

                Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

                Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan of reorganization on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of claims in Class 5 (General Unsecured Claims) and equity interests in Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization because they receive no distribution under the Plan of Reorganization and such plan discharges the Debtor from obligations to holders of General Unsecured Claims and cancels the Old Preferred Stock Interests, Old Common Stock Interests, and Old Warrants. Because Class 5 (General Unsecured Claims), Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization, Headway is required to demonstrate that the Plan of Reorganization satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such classes. Among these are the requirements that the plan be "fair and equitable" and not "discriminate unfairly" against the holders of equity interests in such classes. For a more detailed description of the requirements for confirmation, see Section VIII.B. below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization."

                Consistent with these requirements, the Plan of Reorganization divides the allowed claims against, and allowed equity interests in, Headway into the following classes:

Unclassified         Administrative Expenses
Unclassified         Priority Tax Claims
Class 1              Priority Non-Tax Claims                  Unimpaired
Class 2              Secured Credit Agreement Claims          Impaired
Class 3              Other Secured Claims                     Unimpaired
Class 4              Old Senior Subordinated Note Claims      Impaired
Class 5              General Unsecured Claims                 Deemed Rejected
Class 6              Old Preferred Stock Interests            Deemed Rejected
Class 7              Old Common Stock Interests               Deemed Rejected
Class 8              Old Warrants                             Deemed Rejected

                     ADMINISTRATIVE EXPENSES

                Administrative expenses are the actual and necessary costs and expenses of Headway's chapter 11 case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include, but are not limited to, amounts owed to vendors providing goods and services to Headway during the chapter 11 case, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under section 1930, chapter 123, title 28, United States Code. Other administrative expenses include the actual, reasonable and necessary professional fees and expenses of Headway's advisors, which fees and expenses are incurred during the pendency thereof.

                Administrative expenses representing liabilities incurred by Headway in the ordinary course of business, consistent with past practice, or liabilities arising under loans or advances to Headway after the Petition Date, whether or not incurred in the ordinary course of business, will be paid by Headway in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other administrative expenses will be paid, in full, in cash, on the Consummation Date or as soon thereafter as is practicable, or on such other terms to which Headway and the holder of such administrative expense claim agree.

                All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses.

                In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other Persons making a "substantial contribution" to a chapter 11 case, and to attorneys for, and other professional advisors to, such Persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which Headway and other parties in interest may participate, and, if appropriate, object to such requests.

                All Cash Collateral Obligations shall be deemed Allowed Administrative Expense Claims and paid in full in cash on the Consummation Date in accordance with section 2.1 of the Plan of Reorganization.

                     PRIORITY TAX CLAIMS

                Priority Tax Claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. Headway does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Tax Claims that will be filed with the Bankruptcy Court. Headway believes that there will be no Allowed Priority Tax Claims.

                With respect to any Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment of such Allowed Priority Tax Claim, Reorganized Headway shall pay to each holder of an Allowed Priority Tax Claim cash in an amount equal to such Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms thereof.

                CLASS 1 -- PRIORITY NON-TAX CLAIMS
                              (Unimpaired. Presumed to accept the Plan of Reorganization and not entitled to vote.)

                Priority Non-Tax Claims include certain claims that are granted priority in payment under section 507(a) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of Headway. Headway does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Non-Tax Claims that will be filed with the Bankruptcy Court.

                With respect to any Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment of such Allowed Priority Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                     CLASS 2 - SECURED CREDIT AGREEMENT CLAIMS
                               (Impaired. Entitled to vote.)

                Class 2 consists of the Allowed Secured Credit Agreement Claims. Headway estimates that, as of the Petition Date, the aggregate amount of Allowed Secured Credit Agreement Claims will be approximately $74.9 million.

                The Plan of Reorganization provides that each Secured Credit Agreement Claim constitutes an Allowed Secured Credit Agreement Claim.

                On the Consummation Date, except to the extent that a holder of an Allowed Secured Credit Agreement Claim agrees to less favorable treatment of such Allowed Secured Credit Agreement Claim, each holder of an Allowed Secured Credit Agreement Claim shall receive its Ratable Proportion of (i) 100% of the New Common Stock, subject to dilution by the New Convertible Subordinated Note and (ii) the notes to be issued under the New Credit Agreement, which shall be in the aggregate principal amount of $26.6 million, including $1.6 million in letters of credit, on the Commencement Date.

                Headway estimates that the overall recovery for Class 2 will be approximately 33.4% under the Plan of Reorganization.

                The Lenders have consented to the distribution to be provided to the holders of Old Senior Subordinated Note Claims under the Plan of Reorganization. The Lenders can, in the exercise of their discretion, distribute value that would otherwise belong to them to any holders of Claims or Equity Interests. The Lenders are consenting to the distribution to the holders of the Old Senior Subordinate Note Claims, based upon, among other reasons, such holders' agreement to release any claims they may have against the Subsidiaries.

                     CLASS 3 -- OTHER SECURED CLAIMS
                              (Unimpaired. Presumed to accept the Plan of Reorganization and not entitled to vote.)

                Class 3 consists of Allowed secured claims, other than the Class 2 Secured Credit Agreement Claims. Such Claims generally would include Claims arising under agreements relating to the financing of Headway's office equipment or equipment located at its offices. Headway does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Other Secured Claims that will be filed with the Bankruptcy Court. Headway estimates that, as of the Consummation Date, there will not be any Allowed Other Secured Claims.

                     On the Consummation Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment of such Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default. All Allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                     CLASS 4 -- OLD SENIOR SUBORDINATED NOTE CLAIMS
                                   (Impaired.  Entitled to vote.)

                Class 4 consists of the Allowed Claims of the holders of Old Senior Subordinated Notes. The Plan of Reorganization provides that each Old Senior Subordinated Note Claim constitutes an Allowed Old Senior Subordinated Note Claim. On the Consummation Date, each holder of an Allowed Old Senior Subordinated Note Claim shall receive, in full satisfaction of such Allowed Old Senior Subordinated Note Claim and in full consideration of the discharge and satisfaction of all claims such holders have against the Subsidiaries, its Ratable Proportion of the New Convertible Subordinated Note. Upon the execution of the Sub Debt Lock Up Agreement, the holders of Old Senior Subordinated Note Claims were reimbursed for fees and expenses in connection with the Plan of Reorganization in the amount of $75,000. On the Consummation Date, the holders of Old Senior Subordinated Note Claims shall be reimbursed for their additional reasonable fees and expenses in connection with the Plan of Reorganization up to $75,000.

                Headway estimates that the overall recovery for Class 4 will be approximately 7.8% under the Plan of Reorganization, because the Old Senior Subordinated Notes represent claims in the aggregate principal amount of $10 million, plus approximately $2.9 million in accrued and unpaid interest.

                     CLASS 5 -- GENERAL UNSECURED CLAIMS
                              (Deemed to reject the Plan of Reorganization. Not entitled to vote.)

                Class 5 consists of Allowed General Unsecured non-priority claims which generally include the claims of trade and other business creditors for goods and services provided to Headway prior to the Petition Date and other damage or general litigation claims. Headway does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of General Unsecured Claims that will be filed with the Bankruptcy Court.

                Headway's books and records, prepared according to generally accepted accounting principles, reflect certain accrued and other liabilities which for classification purposes in a chapter 11 proceeding could be classified as contingent and/or unliquidated. As of the Consummation Date, Headway estimates that accrued and other liabilities will total approximately $1.2 million, as measured by generally accepted accounting principles.

                On the Consummation Date, the Debtor shall be discharged from any obligations to holders of Allowed General Unsecured Claims and each holder of an Allowed General Unsecured Claim shall not receive or retain any property or interest in property on account of its Allowed General Unsecured Claim.

                     CLASS 6 -- OLD PREFERRED STOCK INTERESTS
                              (Deemed to reject the Plan of Reorganization. Not entitled to vote.)

                Class 6 consists of the Allowed Old Preferred Stock Interests. The Plan of Reorganization provides that each Old Preferred Stock Interest constitutes an Allowed Old Preferred Stock Interest. On the Consummation Date, the Allowed Old Preferred Stock Interests shall be cancelled, and the holders of the Allowed Old Preferred Stock Interests will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Preferred Stock Interests.

                     CLASS 7 -- OLD COMMON STOCK INTERESTS
                              (Deemed to reject the Plan of Reorganization. Not entitled to vote.)

                Class 7 consists of the Allowed Old Common Stock Interests. The Plan of Reorganization provides that each Old Common Stock Interest constitutes an Allowed Old Common Stock Interest. On the Consummation Date, the Allowed Old Common Stock Interests shall be cancelled and the holders of the Allowed Old Common Stock Interests will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

                     CLASS 8 -- OLD WARRANTS
                              (Deemed to reject the Plan of Reorganization. Not entitled to vote.)

                Class 8 consists of the Allowed Old Warrants. The Plan of Reorganization provides that each Old Warrant constitutes an Allowed Old Warrant. On the Consummation Date, the Allowed Old Warrants will be cancelled, and the holders of the Allowed Old Warrants will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Warrants.

C.   SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OF REORGANIZATION

     1.         New Credit Agreement

                Pursuant to the Plan of Reorganization, on the Consummation Date, Headway will enter into that certain Note Purchase and Revolving Credit Agreement providing for (i) a revolving credit line of up to $7 million (the "Revolver"), consisting of (x) commitments for cash borrowings of up to $5.4 million and (y) commitments for the replacement, extension or continuation of existing letters of credit of up to $1.6 million, (ii) a tranche of term loans in the aggregate principal amount of $8 million (the "Term Loans") and (iii) payment in kind notes in the original aggregate principal amount of $11.6 million (the "PIK Notes"). Each of the cash borrowing portions of the Revolver, Term Loans and the PIK Notes will be deemed fully funded on the Consummation Date and will, in each case, represent a like amount of Headway's pre-petition secured Obligations under the Old Credit Agreement.

                     A copy of the New Credit Facility has been filed with the Bankruptcy Court as Exhibit C to the Plan of Reorganization Supplement.

     2.         New Convertible Subordinated Note

                Pursuant to the Plan of Reorganization, on the Consummation Date, Headway will enter into that $1 million 5% convertible subordinated note due 2009 and (i) convertible at the option of the holders into 5% of the New Common Stock, or (ii) convertible at the option of Reorganized Headway into 5% of the New Common Stock, in the event of a sale of Reorganized Headway, a sale of substantially all of Reorganized Headway's assets, or a liquidation or subsequent bankruptcy of Reorganized Headway. The holders of the Old Senior Subordinated Note Claims are receiving the foregoing distribution based upon, among other reasons, such holders' agreement to release any claims they may have against the Subsidiaries. A copy of the form of the New Convertible Subordinated Note has been filed with the Court as Exhibit D to the Plan of Reorganization Supplement.

     3.         New Common Stock

                Pursuant to the Plan of Reorganization, on the Consummation Date, 10 million shares of common stock of Headway (the "New Common Stock", and together with the Revolver, Term Loans, PIK Notes, and New Convertible Subordinated Notes, the "New Securities"), representing 100% of Headway's issued and outstanding common stock, will be distributed to the Lenders, subject to dilution of up to 5% by the New Convertible Subordinated Note.

                The New Common Stock held by the Lenders and the New Common Stock issuable upon conversion of the New Convertible Subordinated Note will be subject to a Stockholders Agreement, a copy of which has been filed with the Bankruptcy Court as Exhibit E to the Plan of Reorganization Supplement.

     4.         Securities Law Matters

                (a) Issuance and Resale of New Securities Under the Plan of Reorganization. Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the New Securities generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the

Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

                Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                (b) Listing. Headway's common stock is currently traded on the American Stock Exchange under the symbol "HEA." Upon the Consummation Date, however, Headway will no longer be a public company. Pursuant to the Plan of Reorganization, Headway's common stock will be cancelled and the New Common Stock will not be listed on the American Stock Exchange or any other nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur.

                (c) Legend. Pursuant to the Plan of Reorganization, certificates evidencing shares of New Common Stock received by holders of at least 10% of the outstanding New Common Stock will bear a legend substantially in the form below:

               THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

D.   MEANS OF IMPLEMENTATION OF THE PLAN OF REORGANIZATION

     1.         Credit Facility

                On the Consummation Date, without any requirement of further action by the holders of Claims or Equity Interests in Headway, Reorganized Headway will enter into the New Credit Agreement. For a description of the New Credit Agreement, see subsection C.1 in this Section IV entitled "Securities to Be Issued Pursuant to the Plan of Reorganization - New Debt." A copy of the New Credit Agreement has been filed with the Bankruptcy Court and is annexed as Exhibit C to the Plan of Reorganization Supplement.

     2.         New Convertible Subordinated Note

                On the Consummation Date, without any requirement of further action by the holders of Claims or Equity Interests in Headway, Reorganized Headway will enter into the New Convertible Subordinated Note. For a description of the New Convertible Subordinated Note, see subsection C.2 in this Section IV entitled "Securities to Be Issued Pursuant to the Plan of Reorganization - New Convertible Subordinated Note." A copy of the form of the New Convertible Subordinated Note has been filed with the Bankruptcy Court and is annexed as Exhibit D to the Plan of Reorganization Supplement.

     3.         Corporate Action Regarding Issuance of New Securities

                The Plan of Reorganization provides that the issuance of the New Securities by Reorganized Headway is authorized by the Plan of Reorganization without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in Headway. On the Consummation Date, 100% of the New Common Stock shall be issued to holders of the Allowed Secured Credit Agreement Claims (or their designees).

     4.         Registration Rights Agreement and Stockholders Agreement

                On the Consummation Date, the Registration Rights Agreement and the Stockholders Agreement shall be executed and delivered by the parties thereto.

     5.         General Unsecured Claims

                On the Consummation Date, the holders of General Unsecured Claims shall not receive or retain any property or interest in property on account of their General Unsecured Claims.

     6.         Cancellation of Existing Securities and Agreements

                On the Consummation Date, the Old Credit Agreement, the Old Senior Subordinated Note Documents, the Old Preferred Stock Interests, the Old Common Stock Interests, the Old Warrants or any other agreements or commitments, contractual or otherwise, obligating Headway to issue, transfer or sell Old Preferred Stock Interests, Old Common Stock Interests, Old Warrants or any other Equity Interests of Headway shall be cancelled. Except for purposes of effectuating the distributions under this Plan of Reorganization on the Consummation Date, the Old Indenture shall be cancelled.

     7.         General Corporate Action

                (a) Restated Certificate of Incorporation and Restated Bylaws. The Restated Certificate of Incorporation and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date, Reorganized Headway shall adopt the Restated Certificate of Incorporation and file it with the Secretary of State of Delaware.

                (b) Board of Directors of Reorganized Headway. On the Consummation Date, the operation of Reorganized Headway shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its certificate of incorporation and bylaws. The initial Board of Directors of Reorganized Headway shall consist of five members (i) three of whom shall be selected by the Required Lenders, (ii) one of whom shall be Barry S. Roseman, Reorganized Headway's Chief Executive Officer and (iii) the fifth director shall be an independent director acceptable to the Required Lenders. The names of the directors that will comprise the Board of Directors of Reorganized Headway will be filed with the Bankruptcy Court.

                (c) Officers of Reorganized Headway. The selection of officers of Reorganized Headway after the Consummation Date will be as provided in the Restated Certificate of Incorporation and bylaws. The biographical information on the executive officers of Reorganized Headway is set forth in Headway's Annual Report on Form 10-K/A for the period ended December 31, 2002, a copy of which is annexed as Exhibit 3 to this Disclosure Statement.

E.   PROVISIONS GOVERNING DISTRIBUTIONS

     1.         Date of Distributions

                Unless otherwise provided herein, any distributions and deliveries to be made under the Plan of Reorganization will be made on the Consummation Date or as soon as practicable thereafter. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a business day, then the making of such payment or the performance of such act may be completed on the next succeeding business day, but will be deemed to have been completed as of the required date.

     2.         Disbursing Agent

                In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. Headway does not intend to set a bar date by which creditors and equity holders must file proofs of claim or proofs of equity interest. In addition, Headway does not anticipate designating a special disbursing agent. It is anticipated that all distributions under the Plan of Reorganization will be made by Reorganized Headway as disbursing agent. Headway reserves the right to designate another entity as a disbursing agent on the Consummation Date. A disbursing agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a disbursing agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by Reorganized Headway.

     3.         Surrender of Instruments

                Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under a plan of reorganization. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization. Pursuant to this rule, as a condition to receiving any distribution under the Plan of Reorganization, each holder of an Old Senior Subordinated Note must surrender such Old Senior Subordinated Note to Reorganized Headway or its designee. Any holder of an Old Senior Subordinated Note that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Headway and furnish a bond in form, substance and amount reasonably satisfactory to Reorganized Headway before the first anniversary of the Consummation Date, shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan of Reorganization.

     4.         Compensation of Professionals

                Each Person retained or requesting compensation in the Reorganization Case pursuant to sections 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the Reorganization Case on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under Section 7.4 of the Plan of Reorganization will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

     5.         Delivery of Distributions

                Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth on the schedules of liabilities filed by Headway with the Bankruptcy Court or on the books and records of Headway or its agents, unless Headway or Reorganized

Headway, as applicable, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the disbursing agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the disbursing agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to Reorganized Headway, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

     6.         Manner of Payment Under Plan of Reorganization

                At the option of the disbursing agent, any cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

      7.         Fractional Shares

                No fractional shares of New Common Stock or cash in lieu thereof will be distributed. For purposes of distribution, fractional shares of New Common Stock shall be rounded up to the next whole number.

     8.         Setoffs and Recoupment

                Headway may, but shall not be required to, set off against, or recoup from, any claim and the payments to be made pursuant to the Plan of Reorganization in respect of such claim (other than Secured Credit Agreement Claims), any claims of any nature whatsoever that Headway may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization will constitute a waiver or release by Headway of any such claim it may have against such claimant.

     9.         Distributions After Consummation Date

                Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims will be deemed to have been made on the Consummation Date.

     10.        Rights and Powers of Disbursing Agent

                (a) Powers of the Disbursing Agent. The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated by the Plan of Reorganization, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the

Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

                (b) Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent, will be paid in Cash by Reorganized Headway.

     11.        Exculpation

                Headway, Reorganized Headway, the Lenders, the Agent, the Committee, if any, the holders of the Old Senior Subordinated Note Claims, the holders of Old Preferred Stock Interests, the Old Warrants, the Old Indenture Trustee and the Disbursing Agent, and their respective members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) shall have no liability to any holder of a Claim or Equity Interest or any other Person for any act or omission in connection with, or arising out of, the pursuit of approval of the Disclosure Statement or the Plan of Reorganization or the solicitation of votes for, or confirmation of, the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of Reorganization.

     12.        Exemption from Securities Law

                The issuance of the New Common Stock, the notes to be issues under the New Credit Agreement and the New Convertible Subordinated Note pursuant to the Plan of Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145(a)(1)(A) of the Bankruptcy Code and Section (3)(a)(7) of the Securities Act.

F.   PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

     1.         Disputed Claims/Process

                Headway does not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. Headway may elect at its sole option, to object under section 502 of the Bankruptcy Code to any proof of claim filed by or on behalf of a holder of a Claim, or to any Claim that is scheduled by the Debtor as contingent, unliquidated or disputed.

     2.         Objections to Claims

                Except insofar as a Claim is Allowed under the Plan of Reorganization, Reorganized Headway shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Consummation Date, (b) forty-five
(45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

     3.         No Distributions Pending Allowance

                If a holder of a Claim files a proof of Claim and Headway objects to such Claim, no payment or distribution provided under the Plan of Reorganization will be made on account of such Claim unless and until such disputed claim becomes an Allowed Claim.

     4.         Distributions After Allowance

                To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a final order, the Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution (if any) to which such holder is entitled under the Plan of Reorganization.

G.   PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.         Assumed Contracts and Leases

                Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan of Reorganization, as of the Consummation Date, Headway shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by Headway, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

                Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

     2.         Payments Related to Assumption of Contracts and Leases

                Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b) (1) of the Bankruptcy Code, by Headway, subject to the approval of the Required Lenders (not to be unreasonably withheld). If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of Headway or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

     3.         Rejected Contracts and Leases

                Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan of Reorganization, none of the executory contracts and unexpired leases to which Headway is a party shall be rejected hereunder; provided, however, that Headway reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which Headway is a party.

     4.       Claims Based on Rejection of Executory Contracts or Unexpired
              Leases

                All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon Headway and its counsel within 30 days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any Claims not filed within such times shall be forever barred from assertion against Headway, its Estate, and its property.

     5.         Compensation and Benefit Plans and Treatment of Retirement Plan

                Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of Headway, including Benefit Plans and programs subject to sections 1114 and 1129(a) (13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. Headway's obligations under such plans and programs shall survive confirmation of the Plan of Reorganization, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan of Reorganization (to the extent such rejection does not violate sections 1114 and 1129(a) (13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

H.   CONDITIONS PRECEDENT TO CONSUMMATION DATE

     1.         Conditions Precedent to Consummation Date of Plan of
                Reorganization

                The occurrence of the Consummation Date of the Plan of Reorganization is subject to satisfaction of the following conditions precedent:

               (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order and the same shall have become a Final Order.

               (b) New Credit Agreement Documents. The New Credit Agreement Documents shall have been executed and delivered and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived in accordance with the terms hereof.

               (c) New Convertible Subordinated Note. The New Convertible Subordinated Note, and any related documents, shall have been executed and delivered and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived.

               (d) Registration Rights Agreement and Stockholders Agreement. The Registration Rights Agreement shall have been executed and delivered by Reorganized Headway and the Stockholders Agreement shall have been executed and delivered by Reorganized Headway, the Lenders and the holders of the New Convertible Subordinated Note.

               (e) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization shall have been effected.

     2.         Waiver of Conditions Precedent

                Each of the conditions precedent in Section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by Headway. None of the conditions precedent in Section 10.1 of the Plan of Reorganization may be waived without prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

I.   EFFECT OF CONFIRMATION

     1.         Vesting of Assets

                On the Consummation Date, Headway, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of Headway, as Debtor, shall vest in Reorganized Headway. From and after the Consummation Date, Reorganized Headway may operate its business and the business of its Subsidiaries and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan of Reorganization.

     2.         Binding Effect

                Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization will bind any holder of a Claim against, or Equity Interest in, Headway and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

     3.         Discharge of Headway

                Except to the extent otherwise provided in the Plan of Reorganization, the treatment of all Claims against or Equity Interests in Headway under the Plan of Reorganization shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in Headway of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its Estate or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the Consummation Date, all Claims against and Equity Interests in Headway will be satisfied, discharged and released in full exchange for the consideration provided under the Plan of Reorganization. Except as otherwise provided in the Plan of Reorganization, all entities shall be precluded from asserting against Headway or Reorganized Headway or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

     4.         Term of Injunctions or Stays

                Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Consummation Date.

     5.         Indemnification Obligations

                Subject to the occurrence of the Consummation Date, the obligations of Headway as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of Headway, on or after the Petition Date, respectively, against any claims or causes of action as provided in Headway's certificate of incorporation, bylaws or applicable state law, shall survive confirmation of the Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

     6.         Limited Release

                On the Consummation Date, Headway, on behalf of itself and its Subsidiaries, hereby releases the officers and directors of Headway and its Subsidiaries holding office at any time prior to the Consummation Date, the Lenders, the Agent, the Committee, if any, the Indenture Trustee, each of the holders of Old Senior Subordinated Notes, Old Preferred Stock Interests and Old Warrants and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date or thereafter arising, in law, at equity, or otherwise, that Headway, or any of its Subsidiaries, would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of Headway or any of its Subsidiaries, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Consummation Date. On the Consummation Date, the Lenders, the Agent, the Committee, if any, the Indenture Trustee, each of the holders of Old Senior Subordinated Notes, Old Preferred Stock Interests and Old Warrants and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives (the "Releasing Parties") hereby release Headway and the officers and directors of Headway and its Subsidiaries holding office at any time prior to the Consummation Date and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date or thereafter arising, in law, at equity, or otherwise, that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of Headway or any of its Subsidiaries, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Consummation Date. Nothing herein shall be deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization on or after the Consummation Date.

J.   WAIVER OF CLAIMS

     1.         Avoidance Actions

                Effective as of the Consummation Date, Headway will waive the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to Headway as debtor or debtor in possession.

K.   RETENTION OF JURISDICTION

                The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and the Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

               (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of claims resulting therefrom;

               (b) To determine any and all adversary proceedings, applications and contested matters;

               (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan of Reorganization;

               (d) To hear and determine any timely objections to administrative expense claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

               (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

               (f) To issue such orders in aid of execution of the Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

               (g) To consider any amendments to or modifications of the Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

               (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

               (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated by the Plan of Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing;

               (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

               (k) To hear any other matter not inconsistent with the Bankruptcy Code;

               (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Plan of Reorganization;

               (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

               (n) To enter a final decree closing the Reorganization Case.

L.   MISCELLANEOUS PROVISIONS

     1.         Payment of Statutory Fees

                All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Consummation Date. Any such fees accrued after the Consummation Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with the Plan of Reorganization.

     2.         Benefit Plans

                Subject to the occurrence of the Consummation Date, all Benefit Plans will survive confirmation of the Plan of Reorganization.

     3.         Administrative Expenses Incurred After the Confirmation Date

                Subject to the terms and conditions of any interim or Final Order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by Headway or Reorganized Headway after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by Headway or Reorganized Headway, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

     4.         Section 1125(e) of the Bankruptcy Code

                As of the Confirmation Date, Headway shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Headway, the Lenders, the Agent, each of the holders of Old Senior Subordinated Note Claims and Old Preferred Stock Interests (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization. Accordingly, such entities and individuals will not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of the securities under the Plan of Reorganization.

     5.         Compliance with Tax Requirements

                In connection with the consummation of the Plan of Reorganization, Headway shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions under the Plan of Reorganization shall be subject to such withholding and reporting requirements.

     6.         Dissolution of Committee

                On the Consummation Date, the Committee (to the extent that there is one) shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Reorganization Case, and the retention or employment of the Committee's attorney, accountants, and other agents, shall terminate.

     7.         Exemption from Transfer Taxes

                Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including the New Credit Agreement Documents, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     8.         Severability of Plan Provisions

                In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms. To the extent that action under the Plan of Reorganization affects the treatment of the Secured Credit Agreement Claims, such action shall require the consent of the Required Lenders, which consent shall not be unreasonably withheld.

     9.         Governing Law

                Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization or Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

                                       V.

                       PROJECTIONS AND VALUATION ANALYSIS

A.   CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

     1.         Responsibility for and Purpose of the Projections

                As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan of Reorganization, and for purposes of determining whether the Plan of Reorganization satisfies this feasibility standard, Headway's management has analyzed the ability of Headway to meet its obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct its business.

                The Projections should be read in conjunction with Section VI below, entitled "CERTAIN FACTORS AFFECTING HEADWAY" and with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Headway's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Headway's Quarterly Report on Form 10-Q for the period ended March 31, 2003 annexed hereto as Exhibits 2 and 4, the full texts of which are incorporated herein by reference, and the Selected Financial Data appearing in Item 6 of the Form 10-K. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

                THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. HEADWAY'S INDEPENDENT ACCOUNTANTS, ERNST & YOUNG LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                HEADWAY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, HEADWAY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY HEADWAY'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND HEADWAY'S CONTROL. HEADWAY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED HEADWAY'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. REORGANIZED HEADWAY WILL BE REQUIRED TO ESTIMATE HEADWAY'S REORGANIZATION VALUE, THE FAIR VALUE OF ITS ASSETS, AND ITS ACTUAL LIABILITIES AS OF THE CONSUMMATION DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF REORGANIZED HEADWAY'S ASSETS AND THE DETERMINATION OF ITS ACTUAL LIABILITIES, WILL BE MADE AS OF THE CONSUMMATION DATE. ALTHOUGH HEADWAY EXPECTS TO UTILIZE A CONSISTENT METHODOLOGY, THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ESTIMATES AS ASSUMED IN THE PROJECTIONS, AS COMPARED WITH THE ACTUAL AMOUNTS THEREOF AS OF THE CONSUMMATION DATE, MAY BE MATERIAL.

     2.         Summary of Significant Assumptions

                The projections are based on and assume the successful implementation of management's business plan, and include assumptions with respect to the future performance of Headway, the performance of the industry, general business and economic conditions and other matters, many of which are beyond the control of management. Therefore, while the projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representation can be or is being made with respect to the accuracy of the projections or the ability of Headway to achieve the projected results. While management believes that the assumptions which underlie the projections are reasonable in light of current circumstances and in light of the information available, holders of claims and interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the projections in deciding whether to vote to accept the Plan of Reorganization.

                Additional information concerning the assumptions underlying the projections is as follows:

               (a) Plan Terms and Consummation. The projections assume a Consummation Date as of September 30, 2003, with allowed claims and equity interests treated in accordance with the treatment provided in the Plan of Reorganization with respect to such allowed claims and equity interests. With respect to the projection of expenses to be incurred as a result of the Reorganization Case, if the Consummation Date does not occur by September 30, 2003, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact Headway's results of operations and cash flows.

               (b) Assumptions Preceding the Consummation Date. The 2003 Income Statement projection includes 5 months of actual results, excluding discontinued operations and restructuring costs. The business is projected to continue at its current level for the period from May through the consummation date.

               (c) General Economic Conditions. The projections were prepared assuming that economic conditions in the markets served by Headway do not differ markedly over the next year from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low until 2005, when an economic recovery is projected to begin.

               (d) Revenues. The projections for the remainder of 2003 and for the year 2004 assume that the economic recovery does not materialize during that time and, therefore, the level of business remains at its current level. An economic recovery is projected to begin at the end of 2004. As a result, the Company anticipates business recovery in 2005, with revenue growth of approximately 13% in 2005 and an additional 13% revenue growth in 2006. If the economic recovery does not materialize as projected, actual results could vary significantly during these years.

               (e) Gross Margin. The annual gross margin percentage (before workers compensation costs) is projected to remain constant at approximately 13.3% of revenues. This assumes a relatively consistent mix of business and no further margin pressure from clients. Gross margin percentages are typically lower in the beginning of the year, when the Company's temporary employees have not yet reached their statutory wage caps, resulting in a higher payroll tax rate. As caps are met, the payroll tax rate declines and gross margins improve in the later quarters of the year. This seasonal payroll tax effect has been taken into account in the projections.

               (f) Workers' Compensation. The Company's employees are covered under a guaranteed cost policy under which Headway pays an annual premium determined by the level of payroll in each state and in each workers compensation job code. The costs have been projected assuming that Headway continues to maintain this type of policy. The projections assume that the workers compensation premiums are approximately 2.4% of the direct wages, which is consistent with the current experience. If premiums increase in states where the Company does business, the actual results could vary.

               (g) Salaries. Salaries of internal staff were projected for the remainder of 2003 using the Company's current run-rate and taking into account some further reductions associated with the closing of the Company's subsidiary in Montebello, California. In 2004, modest salary increases were assumed with no significant additions or reductions to staffing levels. In 2005 and 2006, staffing levels are projected to increase to accommodate the growth in the business.

               (h) Commissions. Commissions paid to sales people are generally calculated as a percentage of gross margin (before the impact of workers compensation). For the projection period, commissions are projected to remain at approximately 10.7% of gross margin before workers' compensation costs.

               (i) Employee Benefits. Employee benefits costs are projected to remain stable at a rate of 6.9% of salaries.

               (j) Advertising. Advertising expense is directly correlated to revenue growth and is projected to increase accordingly.

               (k) Rent. The projections assume that the Company maintains its existing locations, with the exception of office closures in Texas, Connecticut and Florida. Annual escalations are projected in accordance with the terms of the various leases.

               (l) Insurance. The projections assume aggregate insurance costs of $750,000 for the year 2004, with modest increases for each of the years 2005 and 2006.

               (m) Professional Fees. The Company incurs professional fees for accounting, legal and consulting work. Accounting fees include the cost of an annual audit, as well as the costs pertaining to the preparation of the Company's federal and state income tax returns. These accounting costs are projected to decline in 2004 as a result of the change in the Company's status from a public to private company. Legal and consulting fees are projected with modest increases. Costs associated with this restructuring are not included, either in the five months of actual results or in the projected results but are reflected in the projected balance sheets and statements of cash flows.

               (n) Travel and Entertainment. These expenses are typically correlated to the level of business. Accordingly, they are projected to increase at a rate comparable to the projected increase in sales.

               (o) Bad Debt. Bad debt expense is projected at a rate of 0.13% of revenue, which is consistent with the Company's experience over the past few years. The projected rate is expected to remain constant through 2006.

               (p) Interest Expense. The interest expense projections were prepared based on the terms of the new debt. Market interest rates were projected to remain at their current levels.

               (q) Income Taxes. As of December 31, 2002 the Company did not have any net operating loss carryforwards due to the fact that the Company was entitled to carryback its net operating loss carryforwards to offset income from its prior taxable year. The projections assume that Reorganized Headway will also not have the benefit of any net operating loss carryforwards for income tax purposes as any net operating losses will be used to offset debt forgiveness.

          Nevertheless, the projections assume that the Company will not be a taxpayer during the projection period because, although the Company no longer amortizes goodwill for book purposes, the Company will continue to do so for tax purposes. Accordingly, the Company anticipates that its net income in each of the projected years will be more than offset by the amount of the annual amortization of intangibles. The Company's ability to offset its net income by the amount of the annual amortization of intangibles is based on the assumption that (i) qualified (so-called "old and cold") creditors of the Company receive, in respect of their claims, at least 50% of the vote and value of the stock of Reorganized Headway pursuant to a confirmed chapter 11 plan and (ii) that .there will not be a change of control in the Company for the two years following the date of consummation of such plan.

               (r) EBITDA. EBTDA is not a term recognized by GAAP. For purposes of these projections EBITDA is defined as earnings before interest expense, income tax provision, depreciation and amortization, reorganization items and extraordinary items.

               (s) Capital Expenditures. The projected capital expenditures are in line with historical amounts. These expenditures are primarily for computer equipment and software related to operating the Company's business.

               (t) Fresh Start Accounting. The projections have been prepared using the basic principles of "fresh start" accounting for periods after September 30, 2003. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, Headway will determine the reorganization value of the reorganized company at the Consummation Date. This value will be allocated, based on estimated fair market values, to specific assets, and Headway will record an intangible asset equal to the amount, if any, by which the reorganization value exceeds amounts so allocable to identifiable assets.

               As of the Consummation Date, the Company will not recognize the deferred tax assets related to the future income tax deductions for amortization of the intangibles because the Company does not consider the realization of the deferred tax assets to be more likely than not in accordance with SFAS No. 109, "Accounting for Income Taxes."

               The provision for income taxes in the accompanying projections for all periods after the Consummation Date reflects the Company's statutorily computed tax provision without the benefit of amortization of the intangibles as required by fresh start accounting. The tax savings realized resulting from amortization of the intangibles for income tax purposes only is reflected as an addition to equity (additional paid in capital) in the accompanying projections after the Consummation Date.

               (u) Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the projections, management has estimated the reorganization value of Reorganized Headway as of September 30, 2003 to be approximately $26.0 million. See subsection B below, entitled "Valuation."

               (v) Working Capital. Components of working capital are projected on the basis of historic patterns applied to projected levels of operation.

     3.         Special Note Regarding Forward-Looking Statements

                Some matters discussed herein contain forward-looking statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition". In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential," or "continues," or the negative of these terms or other comparable terminology. In addition, except for historical facts, the "Projections and Valuation Analysis" provided in Section V herein, and the "Certain Factors Affecting Headway" provided in
Section VI herein, should be considered forward-looking statements. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of Headway may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

                Forward-looking statements are based on beliefs and assumptions of Headway's management and on information currently available to such management. Forward-looking statements speak only as of the date they are made, and Headway undertakes no obligation to update publicly any of them in light of new information or future events. Undue reliance should not be placed on such forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance. For additional information about Headway, its operating and financial condition, and relevant risk factors, reference is made to Headway's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC and annexed as Exhibits 2, 3 and 4 hereto.

     4.         Financial Projections

                Each of the following tables summarizes management's projections for the periods indicated including:

     a.   The fiscal year ending December 31, 2003; and

     b.   The three fiscal years ending December 31, 2004, 2005 and 2006

                The projections include Projected Statements of Operations, Projected Balance Sheets, and Projected Statements of Cash Flows.

                                             HEADWAY CORPORATE RESOURCES, INC.
                                             PROJECTED STATEMENT OF OPERATIONS
                                                        (UNAUDITED)
                                                       (IN THOUSANDS)


                                         PERIOD FROM          PERIOD FROM
                                       JANUARY 1, 2003 TO    OCTOBER 1, 2003
                                       SEPTEMBER 30, 2003    TO DECEMBER 31,       YEAR ENDING        YEAR ENDING       YEAR ENDING
                                                                   2003            DECEMBER 31,        DECEMBER 31,     DECEMBER 31,
                                                                                      2004                2005             2006

Revenues                                $  185,878           $  53,888           $  229,864          $  259,560         $  292,468

Operating expenses:
Direct costs                               166,372              47,404              203,450             229,684            259,064

Selling, general and administrative         17,842               5,513               22,262              24,487             26,751
                                        -----------          ----------          -----------         -----------        -----------

                                             1,655
       EBITDA                                                      971                4,152               5,389              6,653


Depreciation and amortization                  941                 300                  895                 928                865
                                        -----------          ----------          -----------         -----------        -----------
                                               724
       EBIT                                                        671                3,257               4,462              5,788

Other (income) / expense:
                                             5,103                 549                2,252               2,298              2,074
Interest expense

Interest income                                (66)                  -                    -                   -                  -
                                        -----------          ----------          -----------         -----------        -----------

Pretax income/(loss)                        (4,315)                122                1,005               2,163              3,714


Income tax (benefit)/expense                     -                  42                  342                 736              1,263
                                        -----------          ----------          -----------         -----------        -----------

Net income/(loss)                       $   (4,315)          $      80           $      663           $   1,427          $   2,451
                                        ===========          ==========          ===========         ===========        ===========


                                              HEADWAY CORPORATE RESOURCES, INC.
                                                   PROJECTED BALANCE SHEETS
                                                         (UNAUDITED)
                                                        (IN THOUSANDS)


                                                       AS OF          AS OF          AS OF          AS OF          AS OF
                                                   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,  DECEMBER 31,   SEPTEMBER 30,
                                                      2003            2003           2004          2005            2006
                                                 ---------------- -------------- --------------- ------------- ---------------
Assets

Current assets:
Cash and cash equivalents                          $   5,256     $   5,457      $   8,534       $    7,904     $   (19,451)

Short-term investments                                 1,200         1,200          1,200            1,200           1,200

Accounts receivable, trade, net                       26,276        24,792         24,350           27,921          32,730

Prepaid expenses and current assets                    2,010         1,900          1,860            1,900           2,010

Prepaid and refundable income taxes                        -             -              -                -               -
                                                   ----------    ----------     ----------      -----------    ------------


       Total current assets                           34,741        33,350         35,944           38,925          16,489


Property and equipment, net                            2,794         2,644          2,399            2,147           2,078

Other assets                                           1,384         1,384          1,384            1,384           1,384
                                                   ----------    ----------     ----------      -----------    ------------


       Total assets                                   38,919        37,378         39,727           42,456          19,951
                                                   ==========    ==========     ==========      ===========    ============

Liabilities and stockholders (deficit)

Current liabilities:

Accounts payable                                         625           547            734              876           1,022

Accrued expenses                                       5,357         5,335          6,375            7,501           5,171

Accrued payroll                                        6,799         5,252          5,904            6,736           7,544

Long-term debt, current portion                        5,650         5,900          6,900           23,000               -

Capital lease obligations, current portion                24            15             15               15              15
                                                   ----------    ----------     ----------      -----------    ------------


           Total current liabilities                  18,454        17,049         19,928           38,127          13,752


Capital lease obligations, less current portion            -             -              -                -               -

Long term debt, less current portion                  20,350        20,100         18,600            1,000           1,000

Deferred rent                                            114           105             71               37              11

Stockholders' (deficit)

Common stock                                               1             1              1                1               1

Additional paid-in capital                                 -            42            383            1,119           1,763

Notes receivable                                           -             -              -                -               -

Deferred compensation                                      -             -              -                -               -

Accumulated earnings                                       -            80            744            2,171           3,424

Other comprehensive loss                                   -             -              -                -               -
                                                   ----------    ----------     ----------      -----------    ------------


       Total stockholders' equity                          1           123          1,128            3,291           5,188

       Total liabilities and stockholders'
equity                                             $  38,919     $  37,378      $  39,727       $   42,456     $    19,951
                                                   ==========    ==========     ==========      ===========    ============



                                             HEADWAY CORPORATE RESOURCES, INC.
                                             PROJECTED STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)
                                                       (IN THOUSANDS)


                                                          3 MONTHS ENDING     YEAR ENDING      YEAR ENDING      9 MONTHS ENDING
                                                            DECEMBER 31       DECEMBER 31,     DECEMBER 31,       SEPTEMBER 30
                                                              2003               2004              2005              2006
                                                         ------------------- ----------------- ----------------- ----------------

Operating activities:
    Net income                                            $      122           $   663         $   1,427           $    1,251
    Adjustments to reconcile net income / (loss) to
    net cash provided by operation activities:

    Depreciation and amortization                                300               895               928                  631
    Provision in lieu of taxes                                    42               342               736                  645

    Provision for bad debt                                         -                 -                 -                    -
    Changes in assets and liabilities

      Accounts receivable                                      1,484               442            (3,571)              (4,809)

      Prepaid expenses and other assets                          110                40               (40)                (110)

      Prepaid and refundable income taxes                          -                 -                 -                    -

      Other assets                                                 -                 -                 -                    -

      Accounts payable and accrued expenses                     (100)            1,227             1,268               (2,184)

      Accrued payroll                                         (1,547)              651               832                  809

      Deferred rent                                               (9)              (34)              (34)                 (34)
                                                          -----------          --------        ----------          -----------

Net cash provided by (used in) operating activities              360             4,226             1,551               (3,801)

Investing activities:

    Expenditures for property and equipment                     (150)             (650)             (675)                (563)

    Cash paid for acquisitions                                     -                 -                 -                    -
                                                          -----------          --------        ----------          -----------


Net cash (used in) investing activities                         (150)             (650)             (675)                (563)

Financing activities:

    Payment of capital lease obligations                          (9)                -                 -                    -

    Repayment of long-term debt                                    -              (500)           (1,500)             (23,000)
                                                          -----------          --------        ----------          -----------


Net cash (used in) financing activities                           (9)              (500)          (1,500)             (23,000)


Increase/(decrease) in cash and cash equivalents                 202              3,076             (624)             (27,363)
                                                          ===========          ========        ==========          ===========

Cash and cash equivalents at beginning of period               5,256              5,457            8,533                7,909
                                                          -----------          --------        ----------          -----------

Cash and cash equivalents at end of period                $    5,457           $  8,533        $   7,909          $   (19,454)
                                                          ===========          ========        ==========          ===========


B.   VALUATION

                THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                Management estimates that the reorganization value of Headway is $1,000. Headway has selected a valuation multiple of 6.3 times EBITDA. This is based on the projected 2004 EBITDA of $4.15 million, a review of comparable companies' values, and management's assessment of the fair market value of Headway's assets and liabilities.

           Reorganization Value..................................$26.001 million
           Less Debt.............................................$26.000 million
           New Equity Value.......................................$0.001 million


                                      VI.

                        CERTAIN FACTORS AFFECTING HEADWAY

A.   CERTAIN BANKRUPTCY LAW CONSIDERATIONS

     1.         Risk of Non-Confirmation of the Plan of Reorganization

                Although Headway believes that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation.

     2.         Non-Consensual Confirmation

                In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VIII below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization -- Nonconsensual Confirmation." Because the Plan of Reorganization deems Class 5 (General Unsecured Creditors), Class 6 (Old

Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) to reject the Plan of Reorganization, these requirements must be satisfied with respect to such classes. Headway believes that the Plan of Reorganization satisfies these requirements.

     3.         Risk of Non-Occurrence of the Consummation Date

                Although Headway believes that the Consummation Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Consummation Date have not occurred or been waived within six months after the Confirmation Date, the Bankruptcy Court may vacate the Confirmation Order, in which event the Plan of Reorganization would be deemed null and void, and Headway may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan of Reorganization.

     4.         Effect of Headway's Chapter 11 Case on Relations With Customers

                The commencement of a chapter 11 case by Headway may adversely affect its Subsidiaries' business and cause certain customers to cease using the Subsidiaries' temporary employee services. Although the Subsidiaries believe that they have good relationships with their customers, there can be no assurance that such customers will continue to use the Subsidiaries' services after the commencement of the Headway's Reorganization Case.

B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN OF REORGANIZATION

     1.         Competitive Conditions

                The staffing industry is intensely competitive and fragmented and has limited barriers to entry. Headway competes for employees and clients in national, regional, and local markets with full-service and specialized temporary staffing service businesses. A significant number of Headway's competitors have greater marketing, financial, and other resources and more established operations than Headway. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. Many of Headway's clients have relationships with more than one staffing service company. However, in recent years, an increasing number of companies have consolidated their staffing services purchases and entered into exclusive contracts with a single temporary staffing company or small number of temporary staffing companies. If current or potential clients enter into exclusive contracts with competitors of Headway, it will be difficult or impossible for Headway to obtain business from such clients. Headway expects that the level of competition will remain high in the future, which could limit Headway's ability to maintain or increase its market share or maintain or increase gross margins. However, Headway believes that its strategy of becoming a dominant provider in each of its markets will allow it to remain competitive in this environment.

     2.         Capital Requirements

                The business of Reorganized Headway is expected to have substantial capital expenditure needs. Although Headway intends to enter into the New Credit Facility, Headway will not be receiving new funds. Each of the cash borrowing portions of the Revolver, Term Loans and the PIK Notes will be deemed fully funded on the Consummation Date and will, in each case, represent a like amount of Headway's pre-petition secured Obligations under the Old Credit Agreement. Headway's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

     3.         Variances from Projections

                The fundamental premise of the Plan of Reorganization is the deleveraging of Headway and the implementation and realization of Headway's business plan, as reflected in the projections contained in this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Headway and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company's sales base and control future operating expenses. Headway believes that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized Headway. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

                Moreover, the estimated percentage recovery by holders of allowed claims is based upon Headway's estimate of the values of the New Securities. Because the market and economic conditions upon which such values are based are beyond the control of Headway, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

     4.         Disruption of Operations

                The commencement and pendency of Headway's chapter 11 case could adversely affect Headway's and its Non-Debtor Subsidiaries' commercial relationships, as well as the Non-Debtor Subsidiaries' ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from Headway's projections.

     5.         Lack of Trading Market

                Headway's common stock is currently traded on the American Stock Exchange under the symbol "HEA." Upon the Consummation Date, however, Headway will no longer be a public company. Pursuant to the Plan of Reorganization, Headway's common stock will be cancelled and the New Common Stock will not be listed on the American Stock Exchange or any other nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur. If a holder of New Common Stock is able to sell such securities in the future, the price of the securities could be higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Headway and its subsidiaries.

     6.         Dividend Policies

                Headway does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the New Credit Facility prohibit Reorganized Headway from paying dividends.

C.   CERTAIN TAX MATTERS

                For a summary of certain federal income tax consequences of the Plan of Reorganization to holders of claims and equity interests and to Headway, see Section XI below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION."

D.   PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

                As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which Headway believes will have a material adverse effect upon the operations or financial position of Headway, Reorganized Headway or its subsidiaries, if determined unfavorably to Headway.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS

A.   VOTING DEADLINE

                IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2 (SECURED CREDIT AGREEMENT CLAIMS) AND CLASS 4 (OLD SENIOR SUBORDINATED NOTE CLAIMS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. All known holders of Secured Credit Agreement Claims and Old Senior Subordinated Note Claims entitled to vote on the Plan of Reorganization have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

                Headway has engaged Weil, Gotshal & Manges LLP, as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan of Reorganization. IN ORDER FOR YOUR VOTE TO BE

COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON [DATE].

                IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

                IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT HEADWAY'S VOTING AGENT AT THE NUMBER SET FORTH BELOW. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OF REORGANIZATION WILL NOT BE COUNTED.

                IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

                                          WEIL, GOTSHAL & MANGES LLP
                                          767 FIFTH AVENUE
                                          NEW YORK, NEW YORK  10153
                                          ATTN:  TAL SAPEIKA

                                          TEL (212) 310-8000
                                          FAX (212)310-8007

                Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the address set forth immediately above.

B.   HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

                Class 2 (Secured Credit Agreement Claims) and Class 4 (Old Senior Subordinated Note Claims) are the only classes of claims and equity interests under the Plan of Reorganization that are impaired and entitled to vote to accept or reject the Plan of Reorganization. Each holder in Class 2 (Secured Credit Agreement Claim) or Class 4 (Old Senior Note Claim) as of the Petition Date (the record date established by Headway for purposes of this solicitation) may vote to accept or reject the Plan of Reorganization.

C.   VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan of Reorganization by Class 2 (Secured Credit Agreement Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Secured Credit Agreement Claims that cast their Ballots vote in favor of acceptance. Similarly, acceptance of the Plan of Reorganization by Class 4 (Old

Senior Subordinated Note Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Old Senior Subordinated Note Claims that cast their Ballots vote in favor of acceptance. As noted supra in Article II, Headway has entered into the (i) Lock-Up Agreement with the Lenders and (ii) the Sub Debt Lock Up Agreement with the holders of the Old Senior Subordinated Notes. Pursuant to the terms and conditions of the Lender Lock Up Agreement and the Sub Debt Lock Up Agreement, each of the Lenders and holders of Old Senior Subordinated Notes, respectively, has agreed to vote to accept the Plan of Reorganization.

                A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.   VOTING PROCEDURES

     1.         Holders of Class 2 (Secured Credit Agreement Claims)

                All record holders of Secured Credit Agreement Claims in Class 2 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

     2.         Holders of Class 4 (Old Senior Subordinated Note Claims)

                All record holders of Old Senior Subordinated Notes Claims in Class 4 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

     3.         Delivery of Old Securities

                Headway is not at this time requesting the delivery of, and neither Headway nor the Voting Agent will accept, certificates representing any Old Senior Subordinated Notes. In connection with the Consummation Date, Headway will furnish all such holders with appropriate letters of transmittal to be used to remit such securities in exchange for the distribution under the Plan of Reorganization. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by Headway after confirmation of the Plan of Reorganization.

     4.         Withdrawal of Ballot or Master Ballot

                Any voter that has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) be signed by the party who signed the Ballot or Master Ballot to be revoked, and
(b) be received by the Voting Agent before the Voting Deadline. Headway may contest the validity of any withdrawals.

                Any holder that has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.

                                     VIII.

                   CONFIRMATION OF THE PLAN OF REORGANIZATION

A.   CONFIRMATION HEARING

                Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As promptly as practicable after the commencement by Headway of its chapter 11 case, Headway will request the Bankruptcy Court to schedule a confirmation hearing. Notice of the confirmation hearing will be provided to all creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

                Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan of Reorganization must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against Headway's estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for Headway, 767 Fifth Avenue, New York, New York 10153, Attention: Jeffrey L. Tanenbaum, Esq., (ii) O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, NY 10112, Attorneys for the Lenders,
Attention: Sandeep Qusba, Esq., and (iii) Swidler Berlin Shereff Friedman, LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174, Attorneys for GarMark Partners, L.P., Attention: Martin Nussbaum, Esq., so as to be received no later than the date and time designated in the notice of the confirmation hearing.

                Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.   REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

     1.         Requirements of Section 1129(a) of the Bankruptcy Code

               (a) General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

               (1) The Plan of Reorganization complies with the applicable provisions of the Bankruptcy Code.

               (2) Headway has complied with the applicable provisions of the Bankruptcy Code.

               (3) The Plan of Reorganization has been proposed in good faith and not by any means proscribed by law.

               (4) Any payment made or promised by Headway or by a Person issuing securities or acquiring property under the Plan of Reorganization for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan of Reorganization and incident to the chapter 11 case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan of Reorganization is reasonable, or if such payment is to be fixed after confirmation of the Plan of Reorganization, such payment is subject to the approval of the Bankruptcy Court as reasonable.1

               (5) Headway has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan of Reorganization, as a director or officer of Headway, an affiliate of Headway participating in a Plan of Reorganization with Headway, or a successor to Headway under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and Headway has disclosed the identity of any insider that will be employed or retained by Headway, and the nature of any compensation for such insider.

               (6) With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan of Reorganization or will receive or retain under the Plan of Reorganization on account of such holder's claim or equity interest, property of a value, as of the Consummation Date, that is not less than the amount such holder would receive or retain if Headway were liquidated on the Consummation Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

               (7) Except to the extent the Plan of Reorganization meets the requirements of section 1129(b) of the Bankruptcy Code (discussed


--------
1 The Subsidiaries have agreed to a key employee retention plan for key executives and certain other employees of the Company. The aggregate amount of such payments to the 11 key executives and other employees is $476,000 to be paid over four months following the Consummation Date.

          below), each class of claims or equity interests has either accepted the Plan of Reorganization or is not impaired under the Plan of Reorganization.

               (8) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan of Reorganization provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Consummation Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Consummation Date, equal to the allowed amount of such claims.

               (9) At least one class of impaired claims has accepted the Plan of Reorganization, determined without including any acceptance of the Plan of Reorganization by any insider holding a claim in such class.

               (10) Confirmation of the Plan of Reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of Headway or any successor to Headway under the Plan of Reorganization, unless such liquidation or reorganization is proposed in the Plan of Reorganization. See discussion of "Feasibility" below.

               (11) The Plan of Reorganization provides for the continuation after the Consummation Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan of Reorganization, for the duration of the period Headway has obligated itself to provide such benefits.

                (b) Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan of reorganization or (b) receives or retains under the plan property of a value, as of the Consummation Date, that is not less than the value such holder would receive or retain if Headway were liquidated under chapter 7 of the Bankruptcy Code on the Consummation Date.

                The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of Headway's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Headway's assets and the cash held by Headway at the time of the commencement of the chapter 7 case. The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Headway's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan of Reorganization on the Consummation Date.

                Headway's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by Headway during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by Headway both prior to, and during the pendency of, the chapter 11 case.

                The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest. Headway believes that in a chapter 7 case, holders of Old Senior Subordinated Notes, General Unsecured Claims, Old Preferred Stock Interests, Old Common Stock Interests and Old Warrants would receive no distributions of property.

                After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, Headway has determined that confirmation of the Plan of Reorganization will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of Headway under chapter 7 of the Bankruptcy Code.

                Moreover, Headway believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan of Reorganization because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

                HEADWAY'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF HEADWAY. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF HEADWAY'S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

                (c) Liquidation Analysis. Headway's chapter 7 liquidation analysis and assumptions are set forth below:

HEADWAY CORPORATE RESOURCES
LIQUIDATION ANALYSIS
SUMMARY
BASED ON MARCH 2003 BALANCE SHEET


CATEGORY                                  COMPANY           RECOVERY %          RECOVERY
-----------------------------------------------------------------------------------------
ASSETS
Cash & Cash Equivalents                     9,953.0              100%           9,953.0
Accounts Receivable                        28,623.7             36.3%          10,384.2
Prepaid expenses and other current assets   1,479.3              0.0%               0.0
Deferred financing costs, current             587.3              0.0%               0.0
Prepaid Income Taxes                            0.0              0.0%               0.0
                                         -----------
TOTAL CURRENT ASSETS                       40,643.3                            20,337.2


Property and equipment, net                 3,206.5             10.0%             320.7
Intangibles                                     0.0              0.0%               0.0
Deferred financing costs                      388.8              0.0%               0.0
Investment in subsidiary                       45.0              0.0%               0.0
Interco Accounts                                0.0              0.0%               0.0
Intercompany Notes                          1,400.0              0.0%               0.0
Other assets                                1,570.6              0.0%               0.0
Assets Held for Sale                            0.0              0.0%               0.0
                                         -----------                          ----------
TOTAL ASSETS                               47,254.2                            20,657.8


TOTAL ESTIMATED RECOVERY COSTS                                                  5,688.9


NET ESTIMATED RECOVERY AVAILABLE TO CREDITORS                                  14,968.9

SINCE THE AMOUNT OF THE SECURED CREDITOR CLAIMS IS IN EXCESS OF $74,000,000, ALL
OF THE RECOVERY WOULD BE ALLOCATED TO THE SECURED CREDITORS AND THERE WOULD BE
NO RECOVERY AVAILABLE FOR THE UNSECURED CREDITOR CLAIMS OR EQUITY INTERESTS.
--------------------------------------------------------------------------------
ASSUMPTIONS

(1)  Assumes liquidation over a 120 day period
(2)  As major pieces of business drop, related revenue and expenses drop
(3)  No enterprise recovery for any business unit as a going concern


(4)  A/R Recovery                         A/R                 Recovery%          Recovery          % of Total
                               ---------------------------------------------------------------------------------
       Under 90 Days                      25,072.7            40.0%                10,029.1            35.0%
       Over 90 Days                        3,551.0            10.0%                   355.1             1.2%
                               --------------------                  ------------------------
       Total                              28,623.7                                 10,384.2            36.3%

(5)  Estimated Shutdown Costs:                      Amount
                                          --------------------
       (a) Shut down (after 90 days)                2,099.7
       (b) Key Employee Retention Bonus               680.0
       (c) Legal Fees (CH 11 filing)                1,000.0
       (d) Other Professional Fees                    800.0
       (e) Stub period Insurance                      800.0
       (f) Completion of Collections                  269.2
       (g) Sale of FF&E                                40.0
                                          -------------------
       Total Estimated Shutdown Costs               5,688.9


                (d) Feasibility. The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan of Reorganization meets this requirement, Headway has analyzed its ability to meet its obligations as contemplated thereunder. As part of this analysis, Headway has prepared the projections contained in Section V above, entitled "PROJECTIONS AND VALUATION ANALYSIS." These projections are based upon the assumption that the Plan of Reorganization will be confirmed by the Bankruptcy Court, and for projection purposes, that the Consummation Date of the Plan of Reorganization and its substantial consummation will take place on or about September 30, 2003. The projections include balance sheets, statements of operations and statements of cash flows. Based upon the projections, Headway believes it will be able to make all payments required to be made pursuant to the Plan of Reorganization.

     2.         Requirements of Section 1129(b) of the Bankruptcy Code

                The Bankruptcy Court may confirm the Plan of Reorganization over the rejection or deemed rejection of the Plan of Reorganization by a class of claims or equity interests if the Plan of Reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

                No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

                Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

                Secured Claims. Each holder of an impaired secured claim either
(i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

                Unsecured Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

                Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

                Headway believes the Plan of Reorganization will satisfy the "fair and equitable" requirement notwithstanding that Class 5 (General Unsecured Claims), Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization, because as to Class 5, Class 6, Class 7 and Class 8, no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

                As to Class 2 (Secured Credit Agreement Claims), the holders of Secured Credit Agreement Claims have affirmatively consented to the distribution to the holders of Old Senior Subordinated Note Claims. Because the distribution to a class of Claims junior to Class 2 (Secured Credit Agreement Claims) is predicated upon the consent of the holders of Secured Credit Agreement Claims, Headway believes that the Plan of Reorganization is "fair and equitable" with respect to such classes and complies with the absolute priority rule. The distribution pursuant to this Plan of Reorganization to holders of Old Senior Secured Note Claims is fair and equitable with respect to the holders of General Unsecured Claims because the holders of Secured Credit Agreement Claims, each of whom are impaired pursuant to this Plan of Reorganization, may, in the exercise of their discretion, distribute value that would otherwise belong to them to any class of Claims or Equity Interests. Moreover, in consideration for the receipt of the New Convertible Notes, the holders of the Old Senior Subordinated Note Claims are releasing any and all claims against the Subsidiaries.

                                      IX.

                              FINANCIAL INFORMATION

A.   GENERAL

                The audited consolidated balance sheets for each of the three fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 and the related consolidated statements of operations and consolidated statements of cash flows of Headway and its subsidiaries are contained in Item 8
- "Financial Statements and Supplementary Data" in Headway's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is annexed as Exhibit 2 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of claims and equity interests to better understand Headway's historical business performance and the impact of the Reorganization Case on Headway's business.

B.   SELECTED FINANCIAL DATA

                See Item 6 - "Selected Financial Data" set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 annexed as
Exhibit 2 to this Disclosure Statement.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                For a detailed discussion by management of Headway and its Subsidiaries' financial condition, results of operations, and liquidity and capital resources, see Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 annexed as Exhibit 2 to this Disclosure Statement.

D.   RECENT PERFORMANCE

                See Headway's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 annexed as Exhibit 4 to this Disclosure Statement.

                                       X.

                        ALTERNATIVES TO CONFIRMATION AND
                   CONSUMMATION OF THE PLAN OF REORGANIZATION

                If the Plan of Reorganization is not confirmed and consummated, the alternatives to the Plan of Reorganization include (i) liquidation of Headway under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A.   LIQUIDATION UNDER CHAPTER 7

                If no plan can be confirmed, Headway's chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of Headway for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and Headway's liquidation analysis are set forth in Section VIII above, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization -- Consensual Confirmation -- Best Interests Test." Headway believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan of Reorganization because of (a) the likelihood that the assets of Headway would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee and
(c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of Headway's operations. In a chapter 7 liquidation, Headway believes that there would be no distribution to the holders of Old Senior Subordinated Note Claims, General Unsecured Claims or the holders of Equity Interests.

B.   ALTERNATIVE PLAN OF REORGANIZATION

                If the Plan of Reorganization is not confirmed, Headway (or if Headway's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of Headway's business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, Headway has explored various alternatives in connection with the formulation and development of the Plan of Reorganization. Headway believes that the Plan of Reorganization, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, Headway's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, Headway believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan of Reorganization because of the greater return provided by the Plan of Reorganization.

                                      XI.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                          OF THE PLAN OF REORGANIZATION

                The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtor. The following summary does not address the federal income tax consequences to holders of Claims whose Claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., holders of Priority Non-Tax Claims and Other Secured Claims) or holders whose interests are extinguished without a distribution in exchange therefore (e.g., holders of General Unsecured Claims, Old Preferred Stock Interests, Old Common Stock Interests and Old Warrants). Additionally, this summary does not address the federal income tax consequences to holders of Secured Credit Agreement Claims and Old Senior Subordinated Note Claims as it is the Debtor's understanding that such holders have retained separate counsel to advise them with respect thereto.

                The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                This discussion assumes that the various debt and other arrangements to which the Debtor is a party will be respected for federal income tax purposes in accordance with their form.

                ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.   CONSEQUENCES TO HEADWAY

                Due to the fact that the Debtor was entitled to carryback its consolidated net operating losses ("NOLs") to offset income from its prior taxable years the Debtor has no NOL carryforwards for federal income tax purposes as of the Effective Date. However, the Debtor expects to incur approximately $4 million of losses during the taxable year ending December 31, 2003.

     1.         Cancellation of Debt

                The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven without any tax effect on the company. Any reduction in tax attributes as a result of COD does not effectively occur until the first day of the taxable year following the year the COD occurs.

                As a result of the discharge of Claims pursuant to the Plan, the Debtor will suffer substantial COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed. Based on the estimated reorganization value of Reorganized Headway (see Section V), it is anticipated that Reorganized Headway will incur approximately $60 million of COD. Consequently, due to the fact that Reorganized Headway will have no NOL carryforwards or tax credits and minimal current year NOLs as of the Effective Date, there will be a significant reduction in the basis Reorganized Headway has in its assets. The only significant assets which Reorganized Headway has is the stock of its subsidiaries and goodwill.

     2.         Limitation on NOL Carryforwards and Other Tax Attributes

                Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of Reorganized Headway.

                Under section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized.

                The issuance of the New Common Stock to the holders of Secured Credit Agreement Claims pursuant to the Plan will constitute an ownership change of Reorganized Headway.

                (a) General Section 382 Annual Limitation

                In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.45% for ownership changes occurring during June 2003). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply. Thus, if the fair market value of the stock of a corporation experiencing an ownership change during June 2003 was approximately $200 million (after appropriate adjustments), the resulting annual limitation generally would be approximately $9 million.

                Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                As indicated above, section 382 can operate to limit the deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

                (b) Special Bankruptcy Exception

                An exception to the foregoing annual limitation rules generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

                The Debtor anticipates that the receipt of the New Common Stock by the holders of Secured Credit Agreement Claims will qualify for this exception. Neither the statute nor the regulations address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtor qualifies for this exception, the Debtor may, if it so desires, elect not to have the exception apply and instead remain


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
subject to the annual limitation described above. Such election would have to be made in the Debtor's federal income tax return for the taxable year in which the change occurs.


THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.




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                                      XII.
                                   CONCLUSION

                Headway believes that confirmation and implementation of the Plan of Reorganization is in the best interests of the Lenders and each of the holders of the Old Senior Subordinated Notes, and urges holders of impaired claims entitled to vote on the Plan of Reorganization to vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots so that they will be received no later than 5:00 p.m. (Eastern Time) on [_______], 2003.


Dated:  July 1, 2003
                                            Respectfully submitted,

                                            Headway Corporate Resources, Inc.


                                            By: /s/ Philicia G. Levinson
                                               ---------------------------------
                                               Name:  Philicia G. Levinson
                                              Title:  Senior Vice-President

COUNSEL:


-----------------------------
Jeffrey L. Tanenbaum, Esq. (JT 9797)
Weil, Gotshal & Manges LLP
Attorneys for Headway Corporate
  Resources, Inc.
767 Fifth Avenue
New York, New York  10153

(212) 310-8000

                                    EXHIBIT 1




                            [ PLAN OF REORGANIZATION ]

                                    EXHIBIT 2




                                     [ 10 K ]

                                    EXHIBIT 3




                                    [ 10 K/A ]

                                   [ EXHIBIT 4 ]




                                      10 Q

                                    EXHIBIT 5




                           [ LENDER LOCK UP AGREEMENT ]

                                    EXHIBIT 6




                         [ SUB DEBT LOCK UP AGREEMENT ]